EXHIBIT 99.1

AMF Bowling Worldwide, Inc. (the "Company") today announced operating results for the third quarter ended September 30, 1999. The Company reported consolidated revenue of $182.8 million, a 6.2% increase compared with $172.1 million for the same quarter of 1998. Recurring consolidated EBITDA, before restructuring and other special charges, decreased 10.0% to $19.0 million from $21.1 million during the same period in 1998. (EBITDA is a measure of operating cash flow which represents operating income before interest, taxes, depreciation, amortization and non-operating expenses.)

For the nine months ended September 30, 1999, AMF reported consolidated revenue of $546.5 million, a 4.9% increase compared with $521.2 million for the same period of 1998. Recurring consolidated EBITDA for the first nine months of 1999 was $94.6 million, an increase of 2.3% compared with $92.5 million for the same period of 1998.

Non-Recurring Restructuring and Other Special Charges
-----------------------------------------------------

During the third quarter of 1999, the Company recorded restructuring charges of approximately $7.5 million that were related primarily to a plan to reorganize and downsize the Bowling Products business in response to market weakness in Asia Pacific and increased competition which has negatively impacted NCP sales and profitability. The restructuring plan was developed in conjunction with a strategic business assessment performed by Bain & Co. and was designed to reduce the overall volatility of Bowling Products. Actions taken included closing of plants in the U.S. and Korea, three warehouses in China and one in Taiwan, closing of four sales offices in China and one in Belgium, and downsizing sales offices in four other countries. Approximately $1.7 million of the restructuring charges were non-cash write-downs of assets.

In addition, the strategic assessment by Bain led to programs designed to improve product line profitability and quality. This assessment was a catalyst to the Company recording approximately $27.5 million of other special charges. These charges are non-cash, relate primarily to receivables and inventory and are included within operating expenses. The Company's bank credit agreement allows it to exclude the restructuring and other special charges for covenant purposes.

Bowling Centers Operating Results
---------------------------------

For the quarter ended September 30, 1999, Bowling Centers reported total revenue of $125.9 million, an increase of 7.7% compared with $116.9 million for the same quarter of 1998. In the U.S., constant center revenue in the third quarter of 1999 increased 7.5%, primarily due to an increase in open play. International constant center revenue increased 5.7% compared with the third quarter of 1998. Total revenue was favorably impacted by the inclusion of 7 centers acquired and one new center constructed since October 1, 1998.

Recurring EBITDA for the third quarter of 1999 was $18.0 million, an increase of 3.4% compared with $17.4 million for the third quarter of 1998. Recurring EBITDA margin was 14.3% compared with 14.9% for the third quarter of 1998.

For the nine months ended September 30, 1999, Bowling Centers reported revenue of $427.8 million, an increase of 11.8% compared with revenue of $382.7 million for the same period of 1998. U.S. and international constant center revenue increased 2.9% and 1.9%, respectively, in the first nine months of 1999 compared with the same period of 1998. Recurring EBITDA for the first nine months of 1999 was $101.5 million, an increase of 9.7% compared with $92.5 million for the first nine months of 1998. Recurring EBITDA margin for the first nine months of 1999 was 23.7% compared with 24.2% for the same prior year period.

Bowling Products Operating Results
----------------------------------

For the quarter ended September 30, 1999, Bowling Products reported revenue of $60.7 million, an increase of 1.2% compared with revenue of $60.0 million for the same quarter of 1998. Recurring EBITDA for the third quarter of 1999 was $5.1 million compared with $4.6 million for the same prior year period.

For the nine months ended September 30, 1999, Bowling Products reported revenue of $131.6 million, a decrease of 13.8% compared with $152.7 million for the same period of 1998. Recurring EBITDA for the first nine months of 1999 was $4.5 million compared with $8.5 million for the same prior year period.

NCP shipments for the third quarter were 489 units, which is more than the total shipped of 422 for the first half of 1999. For the first nine months of 1999, NCP shipments totaled 911 units compared with 1,846 units for the same prior year period. Economic difficulties in certain Asia Pacific markets and increased competition in general continue to impact results. The Bowling Products cost reduction program, which began in 1998 and continues into 1999, resulted in a decrease of $7.8 million in selling, general and administrative expenses in the first nine months of 1999 compared with the same prior year period. However, these savings were offset by a decline in gross profit resulting from lower sales volume and competitive pricing.

Consolidated Operating Results
------------------------------

For the third quarter of 1999, net loss was $103.7 million compared with a net loss of $31.4 million in the third quarter of 1998. The Company recorded a valuation allowance for net operating loss and foreign tax credits which increased net loss by $21.4 million in the third quarter of 1999.

For the nine months ended September 30, 1999, net loss was $162.3 million compared with a net loss of $64.2 million for the same prior year period.

Recapitalization Plan and Financing Update
------------------------------------------

As part of its previously announced recapitalization plan, on July 28, 1999, AMF Bowling, Inc. (the "Parent") completed a rights offering to existing stockholders and a tender offer for a portion of its outstanding zero coupon convertible debentures due 2018 at a discount to carrying value. In the rights offering, the Parent raised $120 million in equity capital and used approximately $72 million of the proceeds to fund the purchase of the debentures resulting in an extraordinary gain of $64.5 million. As a result, the Parent now has approximately 83,597,550 shares of common stock outstanding. Proceeds of $30 million from the rights offering were contributed as equity by the Parent to the Company which repaid amounts due under its revolving credit facility.

At September 30, 1999, the Company had total debt of $1,063.5 million, of which $179.0 million was outstanding under the revolving credit facility, compared to $1,047.1 million, of which $163.0 million was outstanding under the revolving credit facility, at December 31, 1998.

                    ---------------------------------------
                                    # # # # #

Statements in this earnings release about the Company's future plans are forward-looking statements. A number of important factors could cause actual results to differ materially from those anticipated and projected by forward-looking information. The factors include, but are not limited to, changes in acquisition opportunities, the development and growth of new bowling markets, the sales of products in those markets, the generation of timely and sufficient cash flow to pay principal and interest on indebtedness, an adverse legal judgment, an increase in competition, a change in economic conditions including recent adverse developments in Asia Pacific markets, foreign currency volatility, and political acts or regulatory changes. Additional information on factors that could affect the Company's financial results are contained in the company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 1998, filed with the U.S. Securities and Exchange Commission.

                               AMF GROUP HOLDINGS INC. AND SUBSIDIARIES (1)
                       CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
                                            (in millions)
                                                                        Three Months Ended                  Nine Months Ended
                                                                            September 30,                      September 30,
                                                                    --------------------------          ------------------------
                                                                        1999              1998             1999             1998
                                                                        ----              ----             ----             ----
Operating revenue                                                     $182.8            $172.1           $546.5           $521.2

Operating expenses (2)                                                 191.3             151.0            479.4            428.7
Restructuring charges                                                    7.5                --              7.5               --
Depreciation and amortization                                           37.6              30.8            103.4             87.6
                                                                    --------           -------         --------          -------
Operating income (loss)                                                (53.6)             (9.7)           (43.8)             4.9

Interest expense                                                        27.3              26.0             81.4             76.8
Other non-operating expenses (income)                                   (0.4)              4.6              5.0              6.3
                                                                    --------           -------         --------          -------
Loss before income taxes                                               (80.5)            (40.3)          (130.2)           (78.2)
Provision (benefit) for income taxes                                    23.1             (10.2)            26.3            (16.9)
                                                                    --------           -------         --------          -------
Net loss before joint ventures                                        (103.6)            (30.1)          (156.5)           (61.3)

Equity in loss of joint ventures, net of tax                            (0.1)             (1.3)            (5.8)            (2.9)
                                                                    --------           -------         --------          -------
Net loss                                                            $ (103.7)          $ (31.4)        $ (162.3)         $ (64.2)
                                                                    ========           =======         ========          =======

Selected Data:
    Recurring EBITDA (3)                                            $19.0 (4)          $21.1           $94.6 (4)         $92.5
    Recurring EBITDA margin                                          10.4%              12.3%           17.3%             17.7%

(1) AMF Bowling, Inc. is a holding company, and its primary assets are investments in subsidiaries including AMF Bowling Worldwide, Inc. which is principally engaged in two business segments: (i) operation of bowling centers and (ii) manufacturing and marketing of bowling products.
(2) Operating expenses represent costs of goods sold, bowling center operating expenses, selling, general and administrative expenses and, in 1999, other special charges.
(3) EBITDA represents a measure of operating cash flow defined as operating income before interest, taxes, depreciation, amortization, and non-operating expenses.
(4) Recurring EBITDA represents EBITDA before non-recurring restructuring and other special charges of approximately $7.5 million and $27.5 million, respectively.

                               AMF GROUP HOLDINGS INC. AND SUBSIDIARIES (1)
                                     SEGMENT INFORMATION (unaudited)
                                               (in millions)

                                             First            Second              Third             Fourth
                                           Quarter           Quarter            Quarter            Quarter              Period
                                           -------           -------            -------            -------              ------
1999 Revenue
------------
Bowling Centers                             $172.6            $129.3             $125.9                                 $427.8
Bowling Products                              32.0              38.9               60.7                                  131.6
Intersegment Elimination                      (2.0)             (7.1)              (3.8)                                 (12.9)
                                            ------            ------             ------             ------              ------
TOTAL                                       $202.6            $161.1             $182.8                                 $546.5

1998 Revenue
------------
Bowling Centers                             $150.2            $115.6             $116.9             $156.5              $539.2
Bowling Products                              41.1              51.6               60.0               59.8               212.5
Intersegment Elimination                      (4.0)             (5.4)              (4.8)              (1.1)              (15.3)
                                            ------            ------             ------             ------              ------
TOTAL                                       $187.3            $161.8             $172.1             $215.2              $736.4

1999 Recurring EBITDA  (3)
---------------------
Bowling Centers                              $60.5             $23.0              $18.0                                 $101.5
Bowling Products                              (0.6)             (0.0)               5.1                                    4.5
Corporate                                     (3.5)             (3.7)              (4.0)                                 (11.2)
Intersegment Elimination                      (0.0)             (0.1)              (0.1)                                  (0.2)
                                            ------            ------             ------             ------              ------
TOTAL                                        $56.4             $19.2              $19.0 (4)                              $94.6

1998 EBITDA  (3)
-----------
Bowling Centers                              $56.8             $18.3              $17.4              $45.4              $137.9
Bowling Products                               0.1               3.8                4.6                2.2                10.7
Corporate                                     (3.8)             (3.6)              (0.8)              (3.4)              (11.6)
Intersegment Elimination                      (0.0)             (0.2)              (0.1)              (0.3)               (0.6)
                                            ------            ------             ------             ------              ------
TOTAL                                        $53.1             $18.3              $21.1              $43.9              $136.4

----------------------------
See notes 1, 3 and 4 to Condensed Consolidated Statements of Operations.